Exhibit 3.20

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF LIMITED PARTNERSHIP OF ATWOOD DEEP SEAS, LTD. Pursuant to the provisions of the Texas Business Organizations Code (the "TBOC"), ATWOOD DEEP SEAS, LTD., a Texas limited partnership (the "Partnership"), hereby amends the Third Amended and Restated Certificate of Limited Partnership of the Partnership (the "Certificate") and certifies that: 1. The name of the Partnership is Atwood Deep Seas, Ltd. The Partnership is a Texas limited partnership. 2. Section 2 of the Certificate is hereby amended in its entirety to read as follows: "2. The address of the registered office and the registered agent for service of process is 1999 Bryan Street, Ste. 900, Dallas, TX 7520 I, and the name of the registered agent at such address is CT Corporation System." 3. The amendment to the Certificate has been approved in the manner required by the TBOC and the governing documents of the Partnership. 4. The amendment to the Certificate becomes effective immediately upon filing with the Texas Secretary of State. IN WITNESS WHEREOF, the Partnership has caused this document to be executed as of the "l;,t,cl.. dayofMay, 2014. ATWOOD HUNTER CO., its general partner By: __ [fa ___ ~- :::;:- ~ _ - _: _ - _ - _____ _ Walter A. Baker Vice President & Corporate Secretary